UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 2, 2008

Date of Report (Date of earliest event reported)

 Commission File Number: 0-51414

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

 Nevada, United States

(State or other jurisdiction of incorporation or organization)

98-0417780

(I.R.S. Employer ID Number)

3000 Richmond Avenue, Suite 400, Houston, Texas 77040

(Address of principal executive offices) (Zip code)

(713) 528-1881

     (Issuer's telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On September 2, 2008, the Board of Directors of Lucas Energy, Inc. (the "Company") appointed W.A. (Bill) Sikora to serve as the Company's new President and Chief Executive Officer.   On that date, the Company also entered into an Employment Agreement with Mr. Sikora (attached hereto as Exhibit 10.7).  Pursuant to the terms of Mr. Sikora's agreement, Mr. Sikora has agreed to provide services as the Company's President and Chief Executive Officer for a period of two (2) years.  As compensation for those services, the Company agreed to pay Mr. Sikora a base salary of $125,000 for the first year of service.  This amount will be reviewed by the Company and increased (by no less than $50,000) after one year of service.  Furthermore, Mr. Sikora may earn bonuses pursuant to the Company's bonus and long-term incentive plans.  Lastly, Mr. Sikora shall be granted a total of 200,000 options to purchase shares of the Company's restricted common stock at a price of $2.60 per share.  These options will vest in 50,000 share increments for every six months of service rendered and will expire 2 years from the date of issuance.

    For the past five years, Mr. Sikora has been providing financial and business advisory services to executive management teams of publicly-owned and privately-held companies with an emphasis on the energy industry.  From 1996 and 1999, he served as Executive Vice President of TransMontaigne, Inc,  a downstream energy company.  From 2001 to 2003, Mr. Sikora served as Director for Appleton Papers, Inc and was Chairman of the Audit Committee from 2001 to 2003.  From 1967 to 1982, Mr. Sikora was a Partner with Peat Marwick Mitchell & Co, a predecessor to KPMG, LLP, a Partner with Touche Ross & Co., a predecessor to Deloitte & Touche, LLP and a Co-founder of Hein & Sikora, a predecessor to Hein & Associates.  Mr. Sikora received a degree in Accounting from the University of Colorado and is a Certified Public Accountant.

Item 9.01    Exhibits

10.7            Employment Agreement between Lucas Energy, Inc. and W.A. Sikora, dated September 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2008

LUCAS ENERGY, INC.

/s/ W.A. Sikora

W.A. Sikora

President and Chief Executive Officer